UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 18, 2019

Affiliated Managers Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-13459	04-3218510
(Commission File Number)	(IRS Employer Identification No.)

777 South Flagler Drive West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(800) 345-1100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	Entry into a Material Definitive Agreement.

On January 18, 2019, Affiliated Managers Group, Inc. (the “Company”) entered into (i) an Amended and Restated Credit Agreement (the “Revolving Credit Agreement”), providing for a $1.25 billion five-year senior unsecured multicurrency revolving credit facility maturing on January 18, 2024, with Bank of America, N.A., as administrative agent, letter of credit issuer and swingline lender, and the other lending institutions from time to time party thereto, which amends and restates the Company’s existing revolving credit agreement dated September 22, 2015 (the “Existing Revolving Credit Agreement”) and (ii) a Third Amended and Restated Term Credit Agreement (the “Term Credit Agreement” and, together with the Revolving Credit Agreement, the “Credit Agreements”), providing for a $450 million four-year senior unsecured term loan credit facility maturing on January 18, 2023, with Bank of America, N.A., as administrative agent, and the other lending institutions from time to time party thereto, which amends and restates the Company’s existing term credit agreement dated October 15, 2018. Subject to certain conditions, the Company may increase the commitments under the Revolving Credit Agreement by up to $500 million and borrow up to an additional $75 million under the Term Credit Agreement. The proceeds of the loans under the Revolving Credit Agreement borrowed on the closing date were used to refinance indebtedness under the Existing Revolving Credit Agreement, and future borrowings under the Revolving Credit Agreement may be used for working capital and other general corporate purposes, including investments in new and existing Affiliates, repayments of senior debt, repurchases of the Company’s common stock, and the payment of cash dividends on the Company’s common stock.

Certain of the lenders under the Credit Agreements and their affiliates have provided, and may in the future provide, investment banking, underwriting, trust or other advisory or commercial services to the Company and its subsidiaries and Affiliates.

The Credit Agreements contain financial covenants with respect to leverage and interest coverage, as well as customary affirmative and negative covenants, including limitations on priority indebtedness, asset dispositions and fundamental corporate changes, and certain customary events of default which could result in an acceleration of amounts due. Many of these conditions and restrictions are subject, however, to certain minimum thresholds and exceptions.

This description is a summary and is qualified in its entirety by reference to the full text of the Credit Agreements, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, and are incorporated by reference as though fully set forth herein.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of January 18, 2019, by and among Affiliated Managers Group, Inc., Bank of America, N.A., as administrative agent, letter of credit issuer and swingline lender, and the other lending institutions from time to time party thereto, and the exhibits and schedules thereto.

10.2	Third Amended and Restated Term Credit Agreement, dated as of January 18, 2019, by and among Affiliated Managers Group, Inc., Bank of America, N.A., as administrative agent, and the other lending institutions from time to time party thereto, and the exhibits and schedules thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFILIATED MANAGERS GROUP, INC.

Date: January 22, 2019	By:	/s/ David M. Billings
		Name:	David M. Billings
		Title:	General Counsel and Secretary

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